Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in this Annual Report for the fiscal years ended June 30, 2013 and 2012 on Form 10-K of China Health Industries Holdings, Inc., of our audit report dated September 28, 2011 for the year ended June 30, 2011.

/s/ De Joya Griffith & Company LLC
De Joya Griffith & Company LLC

Henderson, Nevada

October 15, 2013